Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAILAR TECHNOLOGIES TO BEGIN PRODUCTION DECEMBER 17

Milestone Takes Company From Construction to Operations,
Focus on Partner Order Delivery, Innovation Ahead

Victoria, B.C. and Portland, Ore. (November 28, 2012) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF) confirmed on Wednesday that it will commission the Company's first full-scale manufacturing facility for CRAiLAR Flax Fiber on December 17, 2012. Announced on its investor call in October, the timeline remains in place to begin production of its sustainable, performance-driven flax fiber at the new Pamplico, South Carolina facility. Currently, it is supplying the product to HanesBrands, Target, Georgia-Pacific and others.

"We are pleased to be on schedule with the timeline we put forth in October, and thrilled to turn the power on and move into production before the end of the year," said Ken Barker, CEO of Crailar Technologies. "This milestone will put us on course for significant developments for CRAiLAR Flax Fiber and its global brand partners in 2013."

Production Output Projections
The Company plans to tier its output at the facility beginning with an anticipated 150,000 lbs. per week in January, increasing to 300,000 pounds per week in February, and then to level off in the short-term at 450,000 pounds per week thereafter. By the end of 2013, it anticipates the commissioning of expanded production capacity at the facility of 600,000 lbs. per week, and to achieve a total production capacity of more than one million pounds of CRAiLAR Flax Fiber per week by year-end 2013.

Partner Brand Updates
During the Company's October investor update call, Barker outlined new development activities with iconic global leaders in sportswear and home furnishings, two previously untapped categories for Crailar Technologies, that it expects to migrate to commercialization in 2013. A transcript of that call is available to download at crailar.com/investors.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other best fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, and Target Corp. for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.